Exhibit 99.1

Republic Services and Archaea Energy Launch Landmark Joint Venture to Develop 39 New Renewable Natural Gas Projects Across U.S.

Investment creates nation’s largest portfolio of landfill gas-to-RNG development projects

PHOENIX and HOUSTON (May 5, 2022) – Republic Services, Inc. (NYSE: RSG), a leader in the environmental services industry, and Archaea Energy, Inc. (“Archaea”) (NYSE: LFG), the industry-leading renewable natural gas (“RNG”) producer in the U.S., today announced a joint venture to develop 39 RNG projects across the country. The partnership, the country’s largest RNG portfolio build-out to date, will convert landfill gas into pipeline-quality RNG that can be used for a variety of applications to displace gas from fossil fuels. The initiative is expected to generate substantial progress towards Republic’s long-term sustainability goal to beneficially reuse 50% more biogas by 2030.

“Sustainability is a platform for growth at Republic, and our continued investment in landfill gas-to-energy projects delivers meaningful environmental and economic benefits to our stakeholders,” said Jon Vander Ark, Republic Services president and chief executive officer. “Market demand for renewable natural gas to reduce greenhouse gas emissions is growing significantly, and providing additional sources of RNG furthers Republic’s ambitious sustainability goals, while also helping customers and communities meet their own climate action goals.”

Archaea Energy will develop, engineer, construct and operate the RNG facilities, which will be located at Republic Services’ landfills in 19 states. Construction is slated to begin on projects in late 2022, with completion and commissioning of the projects planned through 2027. When fully operational, the 39 projects are expected to generate more than 12.5 million MMBtu of RNG annually. The joint venture has signed a gas sale agreement with Republic to provide for the long-term ability to process landfill gas and sell RNG and related environmental attributes.

Archaea Energy will contribute approximately $800 million, and Republic will contribute approximately $300 million for total investment of approximately $1.1 billion into the joint venture over the course of five years.

Archaea is one of the largest RNG producers in the U.S., with an industry-leading RNG platform primarily focused on capturing and converting waste emissions from landfills into low-carbon RNG and electricity. Archaea develops, designs, constructs, and operates RNG facilities utilizing an innovative, cost-efficient manufacturing approach to project development which is supported by a commercial strategy focused on long-term, fixed-price contracts.

“We are honored to have been selected as Republic’s partner for this monumental joint venture, which is the beginning of a renewable energy platform that will become a critical component of Archaea’s mission to achieve best-in-class environmental stewardship and greenhouse gas emissions reductions,” said Nick Stork, Archaea’s Co-Founder and Chief Executive Officer. “We are focused on long-term, value-oriented capital investments that make a meaningful sustainability impact for future generations. We could not be more aligned in this vision with our partners at Republic, and we look forward to seeing the collective benefit this partnership will deliver to our respective shareholders, partners, and communities.”

As a low-carbon fuel, RNG displaces a meaningful amount of greenhouse gas emissions and is increasingly being recognized as a near-term climate strategy to lower the carbon footprint of existing energy assets. Decarbonization efforts are expected to propel demand for RNG, with landfill gas providing greater scale and predictability than other sources for reliable renewable energy production.

The strategic partnership with Archaea Energy is expected to expand Republic Services’ renewable energy portfolio to more than 100 projects. It builds on a growing slate of environmental commitments by Republic, including fleet electrification and investments in plastics circularity, to create a more sustainable world.

Moelis & Company LLC is serving as exclusive financial advisor to Republic Services and Davis Polk & Wardwell LLP and Katz Barron are serving as Republic Services’ legal counsel.

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior service offerings while partnering with customers to create a more sustainable world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter or Republic Services on LinkedIn.

About Archaea

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry-leading platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, faster project timelines, and lower development costs. Archaea partners with landfill and farm owners to help them transform potential sources of emissions into RNG, transforming their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels. Additional information is available at www.archaeaenergy.com.

Forward Looking Statements

This press release contains certain forward-looking information about Republic Services and Archaea that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “will,” “may,” “anticipate,” “plan,” “ “can,” ““could,” and similar expressions are intended to identify forward-looking statements. These statements include information about Republic Services’ and Archaea’s plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of Republic Services’ management and Archaea’s management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the costs and the timing of commencement and completion of the RNG projects, the rate at which the joint venture can convert landfill gas into RNG, the impact of economic, financial and social conditions in the United States and Republic’s ability to realize its sustainability commitments and goals and in their contemplated timeframes. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in Republic Services’ and Archaea’s reports filed with the Securities and Exchange Commission. Republic Services and Archaea undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Republic Services Media Relations

Media@RepublicServices.com

(480) 757-9770

Republic Services Investor Inquiries

Investor@RepublicServices.com

(480) 718-6548

Archaea Investors and Media

Megan Light

mlight@archaea.energy

(346) 439-7589

Blake Schreiber

bschreiber@archaea.energy

(346) 440-1627